EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
CHINA ELECTRIC MOTOR, INC.
a Delaware corporation

CHINA ELECTRIC MOTOR, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That Article 5 of the Certificate of Incorporation of the Corporation, as amended, is amended to insert the following paragraph immediately following the last sentence of paragraph one:

“Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment with the Delaware Secretary of State, every 1.53846153846154 outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one (1) share of Common Stock (the “Reverse Stock Split”).  The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Certificate of Incorporation, as amended.  No fractional share shall be issued in connection with the foregoing combination; all shares of Common Stock that are held by a stockholder will be aggregated for purposes of such combination and each stockholder shall be entitled to receive the number of whole shares resulting from the combination of the shares so aggregated. Any fractions resulting from the Reverse Stock Split computation shall be rounded up to the next whole share.

SECOND:   The amendment set forth has been duly approved by the Board of Directors of the Corporation and by the Stockholders entitled to vote thereon.

THIRD:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I, the undersigned, being the Chief Executive Officer of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the Delaware General Corporation Law, do make and file this Certificate of Amendment, hereby declaring and certifying that the facts herein stated are true and accordingly have hereunto set my hand, as of this 22nd day of January, 2010.

By:  /s/ Yue Wang

Name: Yue Wang
Title:   Chief Executive Officer